FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-133007 Dated April 2, 2008

Return Optimization Securities with Contingent Protection
Linked to the NASDAQ-100 Index®

Enhanced Return Strategies for Moderate Return Environments
HSBC USA Inc. [●] Securities linked to the NASDAQ-100 Index® due April 7, 2010

Investment Description

These Return Optimization Securities with Contingent Protection linked to the NASDAQ-100 Index® are notes issued by HSBC USA Inc, which we refer to as the “securities”. The securities are designed to provide enhanced exposure to potential appreciation in the performance of the NASDAQ-100 Index® (the “index”) up to the maximum gain of [36.00]%. The amount you receive at maturity is based on the return of the index and on whether the official closing level of the index is below the specified trigger level on any scheduled trading day during the observation period. If the index return is greater than or equal to zero, at maturity you will receive an amount in cash per security that is equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by 2, up to the maximum gain. If the index return is less than zero and the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, for each security, you will receive the principal amount. If the index return is less than zero and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index, and you could lose some or all of your investment in the securities. Investors will not receive interest or dividend payments during the term of the securities. Investing in the securities involves significant risks. You may lose some or all of your principal amount.

Features

❑  Enhanced Growth Potential: The securities provide the opportunity to receive enhanced equity returns by multiplying the positive index return by the multiplier of 2, up to the maximum gain.
❑  Contingent Protection Against Loss: Payment at maturity of the principal amount of your securities is conditionally protected, so long as the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. If the index return is less than zero and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, your securities will be fully exposed to any decline in the index on the final valuation date, and you could lose some or all of your principal amount.

Key Dates[1]

Trade Date	[April 2, 2008]
Settlement Date	[April 7, 2008]
Final Valuation Date	[April 2, 2010]
Maturity Date	[April 7, 2010]

[1] Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.

Security Offerings
The securities are linked to the performance of the index. The securities are subject to a maximum gain of [36.00]%. The securities are offered at a minimum investment of $1,000.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 5, 2006, the accompanying prospectus supplement dated October 12, 2007, the accompanying prospectus addendum dated December 12, 2007 and the terms set forth herein. See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 12 for the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.12	$9.88
Total	[●]	[●]	[●]

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one security offering linked to the index identified on the cover page. The index described in this free writing prospectus is a reference asset as defined in the prospectus supplement, and these securities being offered are notes for purposes of the prospectus supplement. The purchaser of a security will acquire an investment instrument linked to the index. Although the security offering relates to the index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007 and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus, prospectus addendum and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus addendum and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus addendum and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦    Prospectus supplement dated October 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407053900/v090138_424b2.htm
♦    Prospectus addendum dated December 12, 2007:
www.sec.gov/Archives/edgar/data/83246/000114420407067025/v096997_424b2.htm
♦    Prospectus dated April 5, 2006:
www.sec.gov/Archives/edgar/data/83246/000110465906022455/a05-22289_1s3asr.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated October 12, 2007, references to the “prospectus addendum” mean the prospectus addendum dated December 12, 2007 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 5, 2006.

Investor Suitability

The securities may be suitable for you if:

♦    You seek an investment with an enhanced return linked to the performance of the index and you believe the level of the index will increase moderately over the term of the securities - meaning that such an increase, as magnified by the multiplier, is unlikely to exceed the maximum gain indicated herein at maturity.
♦    You are willing to hold the securities to maturity.
♦    You are willing to expose your principal to the full downside performance of the index if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period.
♦    You are willing to forgo dividends paid on the stocks included in the index in exchange for (i) enhanced returns subject to the maximum gain if the index appreciates and (ii) contingent protection if the index depreciates but never below the trigger level.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:

♦    You do not believe the level of the index will moderately increase over the term of the securities, or you believe the level of the index will increase by more than the indicated maximum gain at maturity.
♦    You do not seek an investment with exposure to the index.
♦    You are not willing to make an investment that is conditionally exposed to the full downside performance of the index.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You seek an investment that is 100% principal protected.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You prefer to receive dividends paid on the stocks included in the index.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances.

Indicative Terms

Issuer	HSBC USA Inc. (Aa3/AA-)[1]
Principal Amount	$10 per security
Term	2 years
Payment at Maturity (per $10 security)
You will receive a cash payment at maturity linked to the performance of the index during the term of the securities.
If the index return is greater than zero, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return multiplied by the multiplier, up to the maximum gain:
$10 + [$10 x the lesser of (i) index return x the multiplier and (ii) the maximum gain]
If the index return is zero, you will receive your principal amount of:
$10
If the index return is less than zero and the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, you will receive the principal amount of:
$10
If the index return is less than zero and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, you will receive the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return:
$10 + [$10 x (index return)]
In this case the contingent protection is lost and you will lose some or all of your principal amount.

Multiplier	2
Maximum Gain	[36.00]%.
Index Return	index ending level - index starting level index starting level
Index Starting Level	[●], representing the official closing level of the index on the trade date, as determined by the calculation agent.
Index Ending Level	The official closing level of the index on the final valuation date, as determined by the calculation agent.
Official Closing Level
The closing level on any scheduled trading day during the observation period will be the closing level of the index as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “NDX <INDEX>”.

Trigger Level	[●], representing 75% of the index starting level.
Observation Period	The period from, but excluding, the trade date to, and including, the final valuation date.
CUSIP / ISIN	40428H 557 / US40428H5578

Determining Payment at Maturity

For each $10.00 invested, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the index return. Accordingly, for each $10.00 invested, your payment at maturity will be calculated as follows:

$10 + [$10 x (index return)]

Your securities are not fully principal protected. If the index return is negative and the official closing level of the index is below the trigger level on any scheduled trading day during the observation period, the contingent protection is lost and your principal amount will be fully exposed to any decline in the index.

1 HSBC USA Inc. is rated Aa3 by Moody’s and AA- by Standard & Poor’s. A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the trading level of the index, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith. This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities. Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach, pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, a U.S. holder should not accrue any income with respect to the securities and should recognize long-term capital gain or loss upon the disposition of the securities if the U.S. holder has held the securities for more than one year at the time of the disposition. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above. For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes subject to treatment described under the heading “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in the prospectus supplement.

If one or more of the entities included in the index are treated as a REIT, partnership or trust, or PFIC for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Prospective investors in the securities should consult the offering documents for the entities included in the index and their tax advisors as to the possibility that one or more of the entities included in the index is treated as a REIT, a partnership or trust, or a PFIC for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, and section 1260 applies to their securities.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustration purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the index relative to its index starting level. We cannot predict the index ending level on the final valuation date or the closing level of the index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security on a hypothetical offering of the securities, with the following assumptions*:

Investment term:	2 years
Hypothetical index starting level:	1,800.00
Hypothetical trigger level:	1,350.00 (75.00% of the index starting level)
Hypothetical multiplier:	2
Hypothetical maximum gain:	36.00%

*The actual index starting level, trigger level, and maximum gain for the securities will be set on the trade date.

Example 1— The level of the index increases from an index starting level of 1,800.00 to an index ending level of 1,980.00. The index return is greater than zero and expressed as a formula:

(1,980.00-1,800.00)/ 1,800.00 = 10.00%

Because the index return is greater than zero, the payment at maturity is calculated as follows:

$10.00 + [$10.00 x the lesser of (i) index return x the multiplier and (ii) the maximum gain]
=$10.00 + [$10.00 x the lesser of (i) 10.00% x 2 and (ii) 36.00%]
=$10.00 + [$10.00 x the lesser of (i) 20.00% and (ii) 36.00%]
=$10.00 + [$10.00 x 20.00%]
=$10.00 + $2.00
=$12.00

Example 2— The index ending level is equal to the index starting level of 1,800.00. The index return is zero and the payment at maturity per security is equal to the original $10.00 principal amount per security:

(1,800.00-1,800.00)/ 1,800.00 = 0.00%

Because the index return is equal to zero, the payment at maturity is equal to the principal amount of $10.00

Example 3— The level of the index decreases from an index starting level of 1,800.00 to an index ending level of 1,440.00. In addition, the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. The index return is negative and expressed as the formula:

index return = (1,800.00-1,440.00)/1,800.00 = -20.00%

Because the index return is less than zero and the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period, the payment at maturity is equal to the principal amount of $10.00

Example 4— The level of the index decreases from an index starting level of 1,800.00 to an index ending level of 1,440.00. In addition, the official closing level of the index is below the trigger level on one or more scheduled trading days during the observation period. The index return is less than zero and is expressed as a formula:

index return = (1,800.00-1,440.00)/1,800.00 = -20.00%

Because the index return is less than zero, and the official closing level of the index is below the trigger level on at least one scheduled trading day during the observation period, the investor loses his contingent principal protection and is fully exposed to any decline in the index ending level relative to the index starting level on the final valuation date. The payment at maturity is calculated as follows:

$10.00 + [$10.00 x (index return)]
=$10.00 + [$10.00 x -20.00%]
=$10.00 + [-$2.00]
=$8.00

If the index closes below the trigger level on any day during the observation period, investors are fully exposed to any decline of the underlying index and could lose some or all of their principle at maturity.

Scenario Analysis - hypothetical payment at maturity for each $10.00 principal amount of securities

Index		Trigger Event Does Not Occur[1]			Trigger Event Occurs[2]
Index Level	Index Return	Multiplier	Return on Securities	Payment at Maturity	Multiplier	Return on Securities	Payment at Maturity
3,600.00	100.00%	2	36.00%	$13.60	2	36.00%	$13.60
3,420.00	90.00%	2	36.00%	$13.60	2	36.00%	$13.60
3,240.00	80.00%	2	36.00%	$13.60	2	36.00%	$13.60
3,060.00	70.00%	2	36.00%	$13.60	2	36.00%	$13.60
2,880.00	60.00%	2	36.00%	$13.60	2	36.00%	$13.60
2,700.00	50.00%	2	36.00%	$13.60	2	36.00%	$13.60
2,520.00	40.00%	2	36.00%	$13.60	2	36.00%	$13.60
2,340.00	30.00%	2	36.00%	$13.60	2	36.00%	$13.60
2,160.00	20.00%	2	36.00%	$13.60	2	36.00%	$13.60
1,980.00	10.00%	2	20.00%	$12.00	2	20.00%	$12.00
1,890.00	5.00%	2	10.00%	$11.00	2	10.00%	$11.00
1,800.00	0.00%	N/A	0.00%	$10.00	N/A	0.00%	$10.00
1,710.00	-5.00%	N/A	0.00%	$10.00	N/A	-5.00%	$9.50
1,620.00	-10.00%	N/A	0.00%	$10.00	N/A	-10.00%	$9.00
1,440.00	-20.00%	N/A	0.00%	$10.00	N/A	-20.00%	$8.00
1,350.00	-25.00%	N/A	0.00%	$10.00	N/A	-25.00%	$7.50
1,260.00	-30.00%	N/A	N/A	N/A	N/A	-30.00%	$7.00
1,080.00	-40.00%	N/A	N/A	N/A	N/A	-40.00%	$6.00
900.00	-50.00%	N/A	N/A	N/A	N/A	-50.00%	$5.00
720.00	-60.00%	N/A	N/A	N/A	N/A	-60.00%	$4.00
540.00	-70.00%	N/A	N/A	N/A	N/A	-70.00%	$3.00
360.00	-80.00%	N/A	N/A	N/A	N/A	-80.00%	$2.00
180.00	-90.00%	N/A	N/A	N/A	N/A	-90.00%	$1.00
0.00	-100.00%	N/A	N/A	N/A	N/A	-100.00%	$0.00
1 The official closing level of the index is never below the trigger level on any day during the observation period.
2  The official closing level of the index is below the trigger level on any day during the observation period.
3. The index return excludes any cash dividend payments.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity - You should be willing to hold your securities to maturity. The securities are not designed to be short-term trading instruments. The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index has appreciated since the trade date.

♦
Maximum Gain: You will not participate in any appreciation of the index (as magnified by the multiplier) beyond the maximum gain of [36.00]%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment - Your principal amount will be protected only if the official closing level of the index is never below the trigger level on any scheduled trading day during the observation period. The securities differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your securities if the official closing level of the index is below the trigger level on any scheduled trading day during the observation period. In that event, the contingent protection will be eliminated and, at maturity, you will be fully exposed to any decline in the index. Accordingly, you may lose up to 100% of your principal amount.

♦
Lack of Liquidity - The securities will not be listed on any securities exchange or quotation system. We intend to offer to purchase the securities in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which we are willing to buy the securities.

♦
Impact of Fees on Secondary Market Prices - Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price include, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Uncertain Tax Treatment - There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the index. We intend to treat the securities consistent with this approach and pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts. Certain of the entities included in the index could be treated as a "real estate investment trust" (“REIT”), partnership, trust, or “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes, or otherwise as a "pass-thru entity" for purposes of section 1260 of the Code, in which case it is possible that the securities will be subject to the "constructive ownership" rules of section 1260 of the Code. If so, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge. Because of the uncertainty regarding the tax treatment of the securities, we urge you to consult your tax advisor as to the tax consequences of your investment in a security.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

♦
Owning the Securities is Not the Same as Owning the Stocks Underlying the Index -The return on your securities may not reflect the return you would realize if you actually owned the stocks included in the index. As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the index would have.

♦
Potential Conflict of Interest - HSBC and its affiliates may engage in business with the issuers of the stocks comprising the index or the reference sponsor, which may present a conflict between the obligations of HSBC and you, as a holder of the securities. The calculation agent, which may be the issuer or any of its affiliates will determine the payment at maturity based on observed levels of the index in the market. The calculation agent can postpone the determination of the index ending level and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC - HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities. Any such research, opinions or recommendations could affect the value of the index or the stocks included in the index, and therefore, the market value of the securities.

♦	Credit of Issuer - An investment in the securities is subject to the credit risk of HSBC, and the actual and perceived creditworthiness of HSBC may affect the market value of the securities.

Market Disruption Event

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next scheduled trading day. If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event. If a market disruption event exists on eight consecutive scheduled trading days, then that eighth scheduled trading day will be the final valuation date, and the index ending level will be determined by means of the formula for and method of calculating the index which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the index (or a good faith estimate of the value of a stock in the index which is itself the subject of a market disruption event). If the final valuation date is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which we determine is material:

(a) the occurrence or existence of a condition specified below at any time:
(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any stock included in the index or (B) in futures or options contracts relating to the index on any related exchange; or
(ii) any event (other than any event described in (b) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for any stock included in the index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the index on any relevant related exchange; or
(b) the closure on any scheduled trading day of any relevant exchange relating to any stock included in the index of the index or any related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index are traded, or any successor or temporary substitute for such exchange or quotation system (provided we have determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the index.

“Relevant exchange” means the primary exchange or market of trading for any stocks then included in the index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for each stock then included in the index.

INDEX INFORMATION

This free writing prospectus is not an offer to sell and it is not an offer to buy stocks comprising the index. All disclosures contained in this free writing prospectus regarding the index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index or stocks comprising the index contained in this free writing prospectus. You should make your own investigation into the index as well as stocks included in the index. The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The reference sponsor may discontinue or suspend the publication of the index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete. For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-25 in the accompanying prospectus supplement.

The NASDAQ-100 Index® (the “index”)

The NASDAQ OMX Group, Inc. publishes the NASDAQ-100 Index®

We have derived all information relating to the index, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of, and is subject to change by, the NASDAQ OMX Group, Inc.. (including its affiliates, “Nasdaq”). Nasdaq is under no obligation to continue to publish, and may discontinue or suspend the publication of the index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the index.

The index was developed by Nasdaq. The index is determined and calculated by Nasdaq and was first published in January 1985. To be eligible for inclusion in the index, a security must be traded on the NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing), the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the security must have “seasoned” on The NASDAQ Stock Market LLC or another recognized market (generally a company is considered to be seasoned by Nasdaq if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the index by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The NASDAQ Stock Market LLC within the next six months.

In addition, to be eligible for continued inclusion in the index, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; if the security is of a foreign issuer, it must have listed options or be eligible for listed-options trading; the issuer of the security may not have annual financial statements with an audit opinion which the auditor or the company have indicated cannot be currently relied upon; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the index at each month end. In the event a company does not meet this criterion for two consecutive month ends, it will be removed from the index effective after the close of trading on the third Friday of the following month.

The securities in the index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is made to the index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the index share weights for such index component securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such index component securities.

Additionally, Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the index due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the index.

The index share weights are also subject, in certain cases, to a rebalancing. Ordinarily, whenever there is a change in the index share weights or a change in a component security included in the index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the index which might otherwise be caused by such change.

Calculation Methodology

The index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC. The index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. The exact formula is:

At any moment in time, the value of the index equals the aggregate value of the then-current index share weights of each of the index component securities, which are based on the total shares outstanding of each such index component security, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for index reporting purposes.

License Agreement with Nasdaq:

The securities are not sponsored, endorsed, sold or promoted by the NASDAQ OMX Group, Inc. (including its affiliates, “Nasdaq”). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. Nasdaq makes no representation or warranty, express or implied to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. Nasdaq’s only relationship to HSBC is in the licensing of the Nasdaq-100®, Nasdaq-100 Index®, Nasdaq-100 TrustSM, Nasdaq-100 SharesSM, Nasdaq-100 Index Tracking StockSM, QQQQSM and Nasdaq® trademarks or service marks, and certain trade names of Nasdaq, and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to HSBC or the securities. Nasdaq has no obligation to take the needs of the HSBC or the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Index®. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the securities.

NASDAQ DOES NOT Guarantee the accuracy and/or uninterrupted calculation of the Nasdaq-100 index® or any data included therein. NASDAQ makes no warranty, express or implied, as to results to be obtained by HSBC, owners of the SECURITIES, or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. NASDAQ makes no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall NASDAQ have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.
The graphs below illustrate the performance of the index from 1/2/97 to 3/31/08 as reported on Bloomberg Professional®service. The historical levels of the index should not be taken as an indication of future performance. The 50% contingent protection level is based on the closing level of the index as of March 31, 2008.

The index closing level on March 31, 2008 was 1781.93.

Certain ERISA Considerations
We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.
Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the index on any day on which the index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the securities.

If the index is discontinued or if the reference sponsor fails to publish the index and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable official closing level using the same general methodology previously used by such reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the index or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the index or a successor index, or the level thereof, is changed in a material respect, or if the index or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the index or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the index or a successor index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the index or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means the NASDAQ OMX Group, Inc.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated the payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated return of the index. If a market disruption event exists with respect to the index on that scheduled trading day, then the accelerated final valuation date for the index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.